SECURE, RELIABLE, HIGH-PERFORMANCE DATA CENTER SOLUTIONS
®2018 CoreSite Realty Corporation, All Rights Reserved

Quarter Ended December 31, 2017

2

CoreSite Reports Fourth-Quarter 2017 Financial Results Reflecting Revenue Growth of 14% Year over Year

DENVER, CO – February 8, 2018

CoreSite Realty Corporation (NYSE:COR), a premier provider of secure, reliable, high-performance data center and interconnection solutions across the U.S., today announced financial results for the fourth quarter ended December 31, 2017.

Quarterly and Subsequent Highlights

•	Reported fourth-quarter total operating revenues of $125.9 million, representing a 14.0% increase year over year
•	Reported fourth-quarter net income per diluted share of $0.44, consistent with the prior-year level
•

Reported fourth-quarter funds from operations (“FFO”), excluding a one-time non-cash expense related to the original issuance costs associated with CoreSite’s redeemed Preferred Stock, of $1.18 per diluted share and unit, representing 11.3% growth year over year. As reported, FFO per diluted share and unit was $1.09

•	Executed 128 new and expansion data center leases comprising 41,521 net rentable square feet (NRSF), representing $7.2 million of annualized GAAP rent at an average rate of $174 per square foot
•	Commenced 52,221 NRSF of new and expansion leases representing $8.2 million of annualized GAAP rent at an average rate of $157 per square foot
•	Realized rent growth on signed renewals of 3.5% on a cash basis and 6.2% on a GAAP basis and recorded rental churn of 0.5% in the fourth quarter
•

On January 29, 2018, CoreSite acquired a two-acre land parcel in Chicago, Illinois, on which CoreSite expects to build CH2, a 175,000 square foot turn-key data center building, which should have dark fiber campus connectivity to CoreSite’s existing CH1 facility

“We finished out the year with solid results, highlighted by fourth-quarter revenue, adjusted EBITDA and FFO growth, before the one-time Preferred Stock redemption charge, of 14%, 13%, and 11%, year over year, respectively,” said Paul Szurek, CoreSite’s Chief Executive Officer. “Organic growth was driven primarily by the continued expansion of existing customers across the portfolio and also by new logo growth as we continue to attract valuable deployments to our facilities, driving interactions and interconnections among our customers. When looking at 2017 in its entirety, we executed well on our strategic priorities and took important steps to grow our differentiated scalable and flexible campus strategy in key markets, including Santa Clara, Northern Virginia, Los Angeles, and most recently, Chicago.”

Financial Results

CoreSite reported net income attributable to common shares of $14.9 million, or $0.44 per diluted share, for the three months ended December 31, 2017, compared to $14.9 million, or $0.44 per diluted share for the three months ended December 31, 2016. Net income per diluted share declined 4.3% on a sequential-quarter basis, due to a one-time non-cash expense related to the original issuance costs associated with CoreSite’s redeemed Preferred Stock.

CoreSite reported FFO per diluted share and unit, excluding the aforementioned one-time non-cash expense related to the original issuance costs associated with CoreSite’s redeemed Preferred Stock, of $1.18 for the three months ended December 31, 2017, an increase of 11.3% compared to $1.06 per diluted share and unit for the three months ended December 31, 2016. FFO per diluted share and unit, adjusted for the non-cash expense, increased 7.3% on a sequential-quarter basis. FFO per diluted share and unit, as reported, was $1.09 for the three months ended December 31, 2017, an increase of 2.8% year over year. On a sequential-quarter basis, FFO, as reported, declined 0.9%, again reflecting the one-time non-cash expense related to CoreSite’s redeemed Preferred Stock.

Quarter Ended December 31, 2017

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	3

Quarter Ended December 31, 2017

Total operating revenues for the three months ended December 31, 2017, were $125.9 million, a 14.0% increase year over year and an increase of 2.3% on a sequential-quarter basis.

Sales Activity

CoreSite executed 128 new and expansion data center leases representing $7.2 million of annualized GAAP rent during the fourth quarter, comprised of 41,521 NRSF at a weighted-average GAAP rental rate of $174 per NRSF. Leasing to smaller deployments rebounded during the fourth quarter, with annualized GAAP rent signed for leases less than 5,000 square feet increasing 5.2% compared to the trailing twelve-month average.

CoreSite’s fourth-quarter data center lease commencements totaled 52,221 NRSF at a weighted average GAAP rental rate of $157 per NRSF, which represents $8.2 million of annualized GAAP rent.

CoreSite’s renewal leases signed in the fourth quarter totaled $11.2 million in annualized GAAP rent, comprised of 78,577 NRSF at a weighted-average GAAP rental rate of $142 per NRSF, reflecting a 3.5% increase in rent on a cash basis and a 6.2% increase on a GAAP basis. The fourth-quarter rental churn rate was 0.5%.

Development and Acquisition Activity

During the fourth quarter, CoreSite placed into service 13,735 square feet of turn-key data center capacity at BO1 in Boston and 3,087 square feet of turn-key data center capacity at VA1 in Reston, Virginia.

On January 29, 2018, CoreSite acquired a two-acre land parcel located in downtown Chicago, Illinois, with a total real estate cost of $4.5 million. CoreSite expects to build CH2, a 175,000 square foot turn-key data center building, on the acquired land parcel, upon the receipt of necessary entitlements. The facility is located in close proximity to CoreSite’s existing CH1 facility and network node and CoreSite expects to achieve campus interconnectivity with diverse, high-count dark fiber between CH1 and CH2.

In addition, as of December 31, 2017, CoreSite had a total of 220,336 square feet of turn-key data center capacity under construction and had spent $98.5 million of the estimated $213.6 million required to complete the projects, which consisted of the following.

Reston – CoreSite had 24,922 square feet of turn-key data center capacity under construction at VA3 (Phase 1A). As of December 31, 2017, CoreSite had incurred $16.5 million of the estimated $22.3 million required to complete this phase of the project, and expects to complete development late in the first quarter or early in the second quarter of 2018. During the fourth quarter, CoreSite also had 49,837 square feet of turn-key data center capacity under construction at VA3 (Phase 1B), inclusive of 9,837 square feet of the infrastructure building to support this phase of the data center campus. As of the end of the fourth quarter, CoreSite had incurred $27.4 million of the estimated $100.2 million required to complete VA3 Phase 1B and the infrastructure building, and expects to complete development in the fourth quarter of 2018.

Los Angeles – CoreSite had 47,338 square feet of turn-key data center capacity under construction at LA2, which capacity was 78.6% pre-leased. As of December 31, 2017, CoreSite had incurred $43.6 million of the estimated $45.2 million required to complete the expansion and expects to complete construction in the first quarter of 2018. In addition, CoreSite had an incremental 39,925 square feet of turn-key data center capacity under construction at LA2. As of the end of the fourth quarter, CoreSite had spent $6.2 million of the estimated $15.0 million required to complete this expansion and expects to complete construction in the first quarter of 2018. In conjunction with the build-out of the fourth floor at LA2, during the fourth quarter CoreSite spent $8.6 million in recurring capital expenditures to substantially complete a chiller plant replacement and upgrade project at LA2. The project is expected to result in improved energy efficiency and reduced maintenance capital requirements.

Quarter Ended December 31, 2017

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	4

Quarter Ended December 31, 2017

Washington D.C. – CoreSite had 24,563 square feet of turn-key data center capacity under construction at DC2. As of the end of the fourth quarter, CoreSite had spent $4.4 million of the estimated $17.4 million required to complete the project, and expects to complete development in the third quarter of 2018.

Denver – CoreSite had 15,630 square feet of turn-key data center capacity under construction at DE1. CoreSite expects to spend $7.5 million to complete this expansion and expects to complete construction in the third quarter of 2018.

New York – CoreSite commenced construction on 18,121 square feet of turn-key data center capacity at NY2, and expects to spend $6.0 million to complete this expansion in the third quarter of 2018.

Balance Sheet and Liquidity

As of December 31, 2017, CoreSite had net principal debt outstanding of $939.3 million, correlating to 3.4 times fourth-quarter annualized adjusted EBITDA.

As of the end of the fourth quarter, CoreSite had $180.9 million of total liquidity consisting of available cash and capacity on its revolving credit facility.

On December 12, 2017, CoreSite redeemed all 4,600,000 shares of its 7.25% Series A cumulative redeemable Preferred Stock for $25.00 per share, plus all accrued and unpaid dividends in an amount equal to $0.292014 per share, for a total payment of $25.292014 per share.

Dividend

On December 7, 2017, CoreSite announced a dividend of $0.98 per share of common stock and common stock equivalents for the fourth quarter of 2017. The $0.98 per share quarterly dividend represents a $0.08, or 8.9%, increase over the prior quarterly dividend of $0.90 per share that was established in May 2017, and a $0.18, or 22.5%, increase over the dividend rate set in December 2016.

The fourth-quarter dividend was paid on January 16, 2018, to shareholders of record on December 29, 2017.

2018 Guidance

CoreSite is introducing its 2018 guidance of net income attributable to common shares in the range of $2.15 to $2.27 per diluted share. In addition, the company’s guidance of FFO per diluted share and unit is a range of $4.92 to $5.04, with the difference between net income and FFO being real estate depreciation and amortization.

CoreSite’s 2018 guidance of FFO per diluted share reflects the company’s adoption of two new accounting standards – revenue recognition and lease accounting, which are cumulatively expected to reduce FFO per diluted share by approximately $0.06 per share. Absent these accounting changes, CoreSite’s 2018 guidance midpoint would reflect 11.5% year-over-year growth.

This outlook is based on current economic conditions, internal assumptions about CoreSite’s customer base, and the supply and demand dynamics of the markets in which CoreSite operates. The guidance does not include the impact of any future financing, investment or disposition activities, beyond what has already been disclosed.

Upcoming Conferences and Events

CoreSite will participate in Citi’s 2018 Global Property CEO Conference on March 5-6, 2018, at The Diplomat Resort & Spa in Hollywood, Florida.

Quarter Ended December 31, 2017

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	5

Quarter Ended December 31, 2017

Conference Call Details

CoreSite will host a conference call on February 8, 2018, at 12:00 p.m., Eastern Time (10:00 a.m., Mountain Time), to discuss its financial results, current business trends and market conditions.

The call will be accessible by dialing +1-877-407-3982 (domestic) or +1-201-493-6780 (international). A replay will be available until February 22, 2018, and can be accessed shortly after the call by dialing + 1-844-512-2921 (domestic) or + 1-412-317-6671 (international). The passcode for the replay is 13674936.

Interested parties may also listen to a simultaneous webcast of the conference call by logging on to CoreSite’s website at www.CoreSite.com and clicking on the “Investors” link. The on-line replay will be available for a limited time beginning immediately following the call.

About CoreSite

CoreSite Realty Corporation (NYSE:COR) delivers secure, reliable, high-performance data center and interconnection solutions to a growing customer ecosystem across eight key North American markets. More than 1,200 of the world’s leading enterprises, network operators, cloud providers, and supporting service providers choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads. Our scalable, flexible solutions and 450+ dedicated employees consistently deliver unmatched data center options — all of which leads to a best-in-class customer experience and lasting relationships. For more information, visit www.CoreSite.com.

CoreSite Contact

Greer Aviv

Vice President of Investor Relations and Corporate Communications

+1 303.405.1012

+1 303.222.7276
Greer.Aviv@CoreSite.com

Quarter Ended December 31, 2017

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	6

Quarter Ended December 31, 2017

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the company’s failure to obtain necessary outside financing; the company’s ability to service existing debt; the company’s failure to qualify or maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Quarter Ended December 31, 2017

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	7

Company Profile

CoreSite delivers secure, reliable, high-performance data center and interconnection solutions to a growing customer ecosystem at 20 operating data centers across eight key North American Markets.

Secure, Reliable and Compliant		Scalable
•	100% uptime Service Level Agreement guarantees our reliability commitment to customer applications	•	Serving customer requirements from half cabinet to full buildings
•	Physical security standards and rigorous internal security training enable compliance with regulatory requirements	•	20 operating data centers in eight of the largest commercial and data center markets in the United States
•	Consistent compliance across all properties	•

Ability to increase occupied data center footprint on land and buildings currently owned and under contract, including current space unoccupied, under construction and held for development, by approximately 1.7 million NRSF, or 83% of currently occupied space

• SOC 1 & SOC 2 Type 2 reviews
• ISO 27001 certified
• Payment Card Industry Data Security Standard compliant
• HIPAA validation
High-Performance Interconnection		High-Quality Customer Experience

•	Cloud-enabled, network-rich data center buildings and campuses	•	450+ professionals with dedicated industry expertise supporting over 1,200 customers
•	Over 400 network service providers supported by robust interconnection services to key public clouds	•	Experienced and committed operations, facilities and security personnel
•	25,000+ interconnections	•	24/7 customer support and remote hands
•	Enabling enterprises with support ecosystems	•	Dedicated implementation resources to ensure a successful onboarding process

Quarter Ended December 31, 2017

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	8

Summary of Financial Data

(in thousands, except per share, NRSF and MRR data)

	Three Months Ended				Year Ended
	December 31,	September 30,	December 31,	Growth %	December 31,	December 31,	Growth %
Summary of Results	2017	2017	2016	Y/Y	2017	2016	Y/Y
GAAP Financial Measures
Operating revenues	$125,946	$123,068	$110,508	14.0%	$481,821	$400,352	20.3%
Net income	27,008	24,288	23,161	16.6	100,491	81,921	22.7
Net income attributable to common shares	14,912	15,758	14,895	0.1	62,605	50,371	24.3
Net income attributable to common shares per share - diluted	$0.44	$0.46	$0.44	—	$1.84	$1.54	19.5

REIT Financial Measures
Funds from operations (FFO) to shares and units	$52,224	$52,931	$50,430	3.6%	$212,089	$176,719	20.0%
Funds from operations (FFO) to shares and units, as adjusted(1)	56,550	52,931	50,430	12.1	216,415	176,719	22.5
Adjusted funds from operations (AFFO)	43,675	48,336	40,444	8.0	183,810	156,551	17.4
EBITDA	66,296	62,876	58,607	13.1	254,063	203,269	25.0
Adjusted EBITDA	68,755	65,250	60,625	13.4	263,206	212,348	24.0
FFO per common share and OP unit - diluted	$1.09	$1.10	$1.06	2.8	$4.43	$3.71	19.4
FFO per common share and OP unit - diluted, as adjusted(1)	$1.18	$1.10	$1.06	11.3	$4.52	$3.71	21.8

(1)

FFO available to shares and units, as adjusted, excludes $4.3 million, or $0.09 per share and unit, of non-cash charge related to the original issuance costs associated with our redeemed preferred stock.

	As of
	December 31,		September 30,		June 30,		March 31,		December 31,
	2017		2017		2017		2017		2016

Dividend Activity
Dividends declared per share and OP unit	$0.98		$0.90		$0.90		$0.80		$0.80
TTM FFO payout ratio	81.0%		77.4%		72.4%		66.9%		64.6%
TTM AFFO payout ratio(1)	93.4%		90.2%		84.0%		75.1%		73.0%

Operating Portfolio Statistics
Operating data center properties	20		20		20		20		20
Stabilized data center NRSF	2,067,257		2,025,594		2,025,594		1,987,231		1,985,592
Stabilized data center NRSF occupied	1,951,491		1,891,014		1,900,699		1,881,908		1,876,384
Stabilized data center % occupied	94.4%		93.4%		93.8%		94.7%		94.5%

Turn-Key Data Center ("TKD") Same-Store Statistics
MRR per Cabinet Equivalent	$1,508		$1,503		$1,470		$1,439		$1,432
TKD NRSF % occupied	91.8%		90.3%		91.1%		90.9%		90.8%

Market Capitalization, Principal Debt & Preferred Stock
Total enterprise value	$6,420,488		$6,288,910		$5,866,955		$5,164,449		$4,598,768
Total principal debt outstanding	$944,500		$794,000		$775,000		$723,000		$694,000
Total principal debt and preferred stock outstanding(2)	$944,500		$909,000		$890,000		$838,000		$809,000

Net Principal Debt to:
Annualized Adjusted EBITDA	3.4	x	3.0	x	2.9	x	2.8	x	2.8	x
Enterprise Value	14.6%		12.6%		12.8%		14.0%		15.0%

Net Principal Debt & Preferred Stock(2) to:
Annualized Adjusted EBITDA	3.4	x	3.5	x	3.3	x	3.2	x	3.3	x
Enterprise Value	14.6%		14.4%		14.8%		16.2%		17.5%

(1)

The TTM AFFO payout ratio included $11.9 million, $3.3 million, and $3.0 million as of December 31, 2017, September 30, 2017, and June 30, 2017, respectively, of recurring capital expenditures associated with replacing our chiller plant at LA2 that we expect to generate a significant return on investment.

(2)	On December 12, 2017 we redeemed our preferred stock at par value plus accrued dividends.

Quarter Ended December 31, 2017

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	9

Consolidated Balance Sheets

(in thousands, except per share data)

	December 31, 2017	December 31, 2016
Assets:
Investments in real estate:
Land	$97,258	$100,258
Buildings and improvements	1,561,056	1,472,580
	1,658,314	1,572,838
Less: Accumulated depreciation and amortization	(473,141)	(369,303)
Net investment in operating properties	1,185,173	1,203,535
Construction in progress	162,903	70,738
Net investments in real estate	1,348,076	1,274,273
Cash and cash equivalents	5,247	4,429
Accounts and other receivables, net	28,875	25,125
Lease intangibles, net	6,314	9,913
Goodwill	40,646	41,191
Other assets, net	103,501	96,372
Total assets	$1,532,659	$1,451,303

Liabilities and equity:
Liabilities
Debt, net	$939,570	$690,450
Accounts payable and accrued expenses	77,170	72,519
Accrued dividends and distributions	48,976	41,849
Deferred rent payable	9,928	7,694
Acquired below-market lease contracts, net	3,504	4,292
Unearned revenue, prepaid rent and other liabilities	34,867	37,413
Total liabilities	1,114,015	854,217

Stockholders' equity
Series A cumulative preferred stock	—	115,000
Common stock, par value $0.01	338	334
Additional paid-in capital	457,495	438,531
Accumulated other comprehensive income (loss)	753	(101)
Distributions in excess of net income	(177,566)	(118,038)
Total stockholders' equity	281,020	435,726
Noncontrolling interests	137,624	161,360
Total equity	418,644	597,086
Total liabilities and equity	$1,532,659	$1,451,303

Quarter Ended December 31, 2017

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	10

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Operating revenues:
Data center revenue:
Rental revenue	$68,373	$66,657	$61,106	$264,134	$218,060
Power revenue	36,528	35,110	30,722	134,909	111,541
Interconnection revenue	16,255	16,201	13,984	62,293	53,077
Tenant reimbursement and other	1,847	2,185	2,104	8,637	9,086
Total data center revenue	123,003	120,153	107,916	469,973	391,764
Office, light-industrial and other revenue	2,943	2,915	2,592	11,848	8,588
Total operating revenues	125,946	123,068	110,508	481,821	400,352

Operating expenses:
Property operating and maintenance	34,722	37,091	28,690	132,820	107,212
Real estate taxes and insurance	3,963	2,622	4,591	14,913	14,250
Depreciation and amortization	32,629	32,077	30,674	129,251	108,652
Sales and marketing	4,616	4,643	4,308	18,176	17,495
General and administrative	10,157	9,759	8,399	37,548	35,369
Rent	6,155	6,077	5,913	24,125	22,631
Transaction costs	37	—	—	176	126
Total operating expenses	92,279	92,269	82,575	357,009	305,735
Operating income	33,667	30,799	27,933	124,812	94,617
Interest expense	(6,635)	(6,447)	(4,698)	(24,147)	(12,577)
Income before income taxes	27,032	24,352	23,235	100,665	82,040
Income tax expense	(24)	(64)	(74)	(174)	(119)
Net income	27,008	24,288	23,161	100,491	81,921
Net income attributable to noncontrolling interests	6,099	6,446	6,181	25,636	23,212
Net income attributable to CoreSite Realty Corporation	20,909	17,842	16,980	74,855	58,709
Preferred stock dividends	(1,671)	(2,084)	(2,085)	(7,924)	(8,338)
Original issuance costs associated with redeemed preferred stock	(4,326)	—	—	(4,326)	—
Net income attributable to common shares	$14,912	$15,758	$14,895	$62,605	$50,371

Net income per share attributable to common shares:
Basic	$0.44	$0.47	$0.45	$1.85	$1.56
Diluted	$0.44	$0.46	$0.44	$1.84	$1.54

Weighted average common shares outstanding:
Basic	33,893,021	33,878,881	33,431,318	33,792,759	32,289,414
Diluted	34,145,280	34,114,169	33,859,539	34,058,949	32,732,059

Quarter Ended December 31, 2017

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	11

Reconciliations of Net Income to FFO, AFFO, EBITDA and Adjusted EBITDA

(in thousands, except per share data)

Reconciliation of Net Income to FFO

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Net income	$27,008	$24,288	$23,161	$100,491	$81,921
Real estate depreciation and amortization	31,213	30,727	29,354	123,848	103,136
FFO	$58,221	$55,015	$52,515	$224,339	$185,057
Preferred stock dividends	(1,671)	(2,084)	(2,085)	(7,924)	(8,338)
Original issuance costs associated with redeemed preferred stock	(4,326)	—	—	(4,326)	—
FFO available to common shareholders and OP unit holders	$52,224	$52,931	$50,430	$212,089	$176,719
Original issuance costs associated with redeemed preferred stock	4,326	—	—	4,326	—
FFO available to common shareholders and OP unit holders, as adjusted(1)	$56,550	$52,931	$50,430	$216,415	$176,719

Weighted average common shares outstanding - diluted	34,145	34,114	33,860	34,059	32,732
Weighted average OP units outstanding - diluted	13,836	13,838	13,851	13,844	14,943
Total weighted average shares and units outstanding - diluted	47,981	47,952	47,711	47,903	47,675

FFO per common share and OP unit - diluted	$1.09	$1.10	$1.06	$4.43	$3.71

FFO per common share and OP unit - diluted, as adjusted(1)	$1.18	$1.10	$1.06	$4.52	$3.71

(1) FFO available to shares and units, as adjusted, excludes $4.3 million, or $0.09 per share and unit, of non-cash charge related to the original issuance costs associated with our redeemed preferred stock.

Reconciliation of FFO to AFFO

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
FFO available to common shareholders and unit holders	$52,224	$52,931	$50,430	$212,089	$176,719

Adjustments:
Amortization of deferred financing costs	445	445	369	1,676	1,333
Non-cash compensation	2,401	2,374	2,018	8,946	8,892
Non-real estate depreciation	1,416	1,350	1,320	5,403	5,516
Original issuance costs associated with redeemed preferred stock	4,326	—	—	4,326	—
Straight-line rent adjustment	(677)	(777)	(5,389)	(4,411)	(8,418)
Amortization of above and below market leases	(170)	(177)	(124)	(598)	(541)
Recurring capital expenditures(1)	(10,949)	(3,219)	(2,063)	(23,725)	(6,081)
Tenant improvements	(1,466)	(1,252)	(2,314)	(6,764)	(6,865)
Capitalized leasing costs	(3,875)	(3,339)	(3,803)	(13,132)	(14,004)
AFFO available to common shareholders and OP unit holders	$43,675	$48,336	$40,444	$183,810	$156,551

(1) Recurring capital expenditures for the three months and year ended December 31, 2017, includes $8.6 million and $11.9 million, respectively, of recurring capital expenditures associated with replacing our chiller plant at LA2 that we expect to generate a significant return on investment.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Net income	$27,008	$24,288	$23,161	$100,491	$81,921
Adjustments:
Interest expense	6,635	6,447	4,698	24,147	12,577
Income taxes	24	64	74	174	119
Depreciation and amortization	32,629	32,077	30,674	129,251	108,652
EBITDA	$66,296	$62,876	$58,607	$254,063	$203,269
Non-cash compensation	2,401	2,374	2,018	8,946	8,892
Transaction costs / litigation	58	—	—	197	187
Adjusted EBITDA	$68,755	$65,250	$60,625	$263,206	$212,348

Quarter Ended December 31, 2017

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	12

Operating Properties

	Data Center Operating NRSF
	Annualized	Stabilized		Pre-Stabilized		Total			Held for
	Rent		Percent		Percent		Percent	NRSF Under	Development
Market/Facilities	($000)(1)	Total	Occupied(2)	Total	Occupied(2)	Total	Occupied(2)	Construction	NRSF	Total NRSF

San Francisco Bay
SV1	$6,133	85,932	84.6%	—	—%	85,932	84.6%	—	—	85,932
SV2	8,114	76,676	94.0	—	—	76,676	94.0	—	—	76,676
Santa Clara campus	66,564	538,615	98.9	76,885	54.4	615,500	93.4	—	175,000	790,500
San Francisco Bay Total	80,811	701,223	96.6	76,885	54.4	778,108	92.5	—	175,000	953,108

Los Angeles
One Wilshire campus
LA1*	29,923	139,053	96.1	—	—	139,053	96.1	—	10,352	149,405
LA2	37,680	264,512	96.1	43,345	66.0	307,857	91.8	87,263	29,770	424,890
LA3	—	—	—	—	—	—	—	—	180,000	180,000
Los Angeles Total	67,603	403,565	96.1	43,345	66.0	446,910	93.2	87,263	220,122	754,295

Northern Virginia
VA1	29,232	198,632	90.5	3,087	—	201,719	89.1	—	—	201,719
VA2	17,817	139,033	97.8	49,414	63.4	188,447	88.7	—	—	188,447
DC1*	3,295	22,137	79.5	—	—	22,137	79.5	—	—	22,137
DC2*	—	—	—	—	—	—	—	24,563	—	24,563
Reston Campus Expansion(3)	1,136	48,928	100.0	—	—	48,928	100.0	74,759	536,313	660,000
Northern Virginia Total	51,480	408,730	93.5	52,501	59.6	461,231	89.7	99,322	536,313	1,096,866

New York
NY1*	6,068	48,404	83.2	—	—	48,404	83.2	—	—	48,404
NY2	13,150	101,742	86.9	—	—	101,742	86.9	18,121	116,387	236,250
New York Total	19,218	150,146	85.7	—	—	150,146	85.7	18,121	116,387	284,654

Chicago
CH1	19,191	178,407	92.5	—	—	178,407	92.5	—	—	178,407
CH2(4)	—	—	—	—	—	—	—	—	175,000	175,000
Chicago Total	19,191	178,407	92.5	—	—	178,407	92.5	—	175,000	353,407

Boston
BO1	18,514	180,057	97.1	13,735	—	193,792	90.3	—	59,884	253,676

Denver
DE1*	2,587	9,813	100.0	4,341	53.6	14,154	85.8	15,630	—	29,784
DE2*	460	5,140	96.6	—	—	5,140	96.6	—	—	5,140
Denver Total	3,047	14,953	98.8	4,341	53.6	19,294	88.7	15,630	—	34,924

Miami
MI1	1,501	30,176	66.2	—	—	30,176	66.2	—	13,154	43,330
Total Data Center Facilities	$261,365	2,067,257	94.4%	190,807	54.6%	2,258,064	91.0%	220,336	1,295,860	3,774,260

Office & Light-Industrial	8,125	354,721	80.1	—	—	354,721	80.1	—	—	354,721
Reston Office & Light-Industrial(3)	2,101	150,375	100.0	—	—	150,375	100.0	—	(150,375)	—

Total Portfolio	$271,591	2,572,353	92.7%	190,807	54.6%	2,763,160	90.1%	220,336	1,145,485	4,128,981

* Indicates properties in which we hold a leasehold interest.

(1)

On a gross basis, our total portfolio annualized rent was approximately $277.8 million as of December 31, 2017, which includes $6.2 million in operating expense reimbursements under modified gross and triple-net leases.

(2)	Includes customer leases that have commenced as of December 31, 2017. If all leases signed during the current and prior periods had commenced, the percent occupied would have been as follows:

Percent Leased	Stabilized	Pre-Stabilized	Total
Total Data Center Facilities	95.2%	60.0%	92.2%
Total Portfolio	93.4%	60.0%	91.1%

(3)	Included with our Reston Campus Expansion held for development space is 150,375 NRSF which is currently operating as office and light-industrial space.
(4)

On January 29, 2018, we acquired a two-acre land parcel located in Chicago, Illinois, with a total real estate cost of $4.5 million. We plan to build a turn-key data center on the acquired land parcel, which we refer to as CH2, upon the receipt of necessary entitlements.

See Appendix for definitions.

Quarter Ended December 31, 2017

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	13

Leasing Statistics

Data Center Leasing Activity

			GAAP			GAAP
	Leasing	Number	Annualized		Total	Annualized		Rental		Cash	GAAP
	Activity	of	Rent		Leased	Rent per		Churn		Rent	Rent
	Period	Leases(1)	($000)		NRSF	Leased NRSF		Rate		Growth	Growth

New/expansion leases commenced	YTD 2017	495	$32,775		136,902	$239	(2)
	Q4 2017	126	8,219		52,221	157
	Q3 2017	122	8,855		21,617	410	(2)
	Q2 2017	129	6,580		25,712	256
	Q1 2017	118	9,121		37,352	244
	Q4 2016	153	34,891		189,050	185

New/expansion leases signed	YTD 2017	478	$38,937	(3)	180,415	$209	(2)(3)
	Q4 2017	128	7,219		41,521	174
	Q3 2017	103	10,099		40,842	247	(2)
	Q2 2017	119	11,918	(3)	51,568	208	(3)
	Q1 2017	128	9,701		46,484	209
	Q4 2016	127	7,412		35,037	212

Renewal leases signed	YTD 2017	871	$52,345		337,600	$155		5.5%		3.4%	7.3%
	Q4 2017	241	11,156		78,577	142		0.5		3.5	6.2
	Q3 2017	280	14,370		80,818	178		1.4		5.5	10.9
	Q2 2017	172	12,934		83,097	156		2.6	(4)	2.6	6.5
	Q1 2017	178	13,885		95,108	146		1.1		1.9	5.5
	Q4 2016	173	9,490		51,775	183		1.9		2.9	5.5

(1)	Number of leases represents each agreement with a customer; a lease agreement could include multiple spaces and a customer could have multiple leases.
(2)	During Q3 2017, we signed and commenced a highly dense capacity expansion at our Santa Clara campus.
(3)	GAAP annualized rent includes contractual payments related to reserved dedicated expansion space, however, such amount is excluded in calculating the GAAP annualized rent per leased NRSF rate.
(4)	During Q2 2017, $4.1 million in annualized rent associated with a previously restructured lease at our Santa Clara campus expired resulting in rental churn of 1.7%.

New/Expansion Leases Signed by Deployment Size by Period

	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016
GAAP Annualized Rent ($000)
Leases < 1,000 NRSF	$3,521	$2,180	$3,208	$3,292	$2,078
Leases 1,000-5,000 NRSF	2,053	2,001	1,667	3,050	3,718
Leases <= 5,000 NRSF	$5,574	$4,181	$4,875	$6,342	$5,796
Leases > 5,000 NRSF	1,645	5,918	7,043	3,359	1,616
Total GAAP Annualized Rent	$7,219	$10,099	$11,918	$9,701	$7,412

MRR per Cabinet Equivalent (TKD Same-Store)

Quarter Ended December 31, 2017

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	14

Leasing Statistics

Lease Distribution (total portfolio, including total data center and office and light-industrial “OLI”)

			Total	Percentage		Percentage
	Number	Percentage	Operating	of Total	Annualized	of Total
	of	of All	NRSF of	Operating	Rent	Annualized
NRSF Under Lease	Leases	Leases	Leases	NRSF	($000)	Rent
Unoccupied data center	—	—%	202,904	7.3%	$—	—%
Unoccupied OLI	—	—	70,528	2.6	—	—
Data center NRSF:
5,000 or less	2,057	91.0	747,916	27.1	126,616	46.6
5,001 - 10,000	36	1.6	243,635	8.8	36,419	13.4
10,001 - 25,000	22	1.0	350,400	12.7	44,302	16.3
Greater than 25,000	5	0.2	227,953	8.2	37,139	13.7
Powered shell	17	0.8	485,256	17.6	16,889	6.2
OLI	122	5.4	434,568	15.7	10,226	3.8
Portfolio Total	2,259	100.0%	2,763,160	100.0%	$271,591	100.0%

Lease Expirations (total portfolio, including total data center and office and light-industrial “OLI”)

		Total						Annualized
	Number	Operating	Percentage		Percentage	Annualized	Annualized	Rent Per
	of	NRSF of	of Total	Annualized	of Total	Rent Per	Rent at	Leased
	Leases	Expiring	Operating	Rent	Annualized	Leased	Expiration	NRSF at
Year of Lease Expiration	Expiring(1)	Leases	NRSF	($000)	Rent	NRSF	($000)(2)	Expiration
Unoccupied data center	—	202,904	7.3%	$—	—%	$—	$—	$—
Unoccupied OLI	—	70,528	2.6	—	—	—	—	—
2018	1,195	577,011	20.9	91,674	33.7	159	92,249	160
2019	544	417,762	15.1	53,387	19.6	128	55,911	134
2020	241	280,363	10.1	43,741	16.1	156	46,275	165
2021	63	96,088	3.5	11,082	4.1	115	15,796	164
2022	65	159,249	5.8	17,247	6.4	108	19,523	123
2023-Thereafter	29	524,687	19.0	44,234	16.3	84	56,040	107
OLI (3)	122	434,568	15.7	10,226	3.8	24	10,799	25
Portfolio Total / Weighted Average	2,259	2,763,160	100.0%	$271,591	100.0%	$109	$296,593	$119

(1)

Includes leases that upon expiration will automatically be renewed, primarily on a year-to-year basis. Number of leases represents each agreement with a customer; a lease agreement could include multiple spaces and a customer could have multiple leases.

(2)

Represents the final monthly contractual rent under existing customer leases as of December 31, 2017, multiplied by 12. This amount reflects total annualized base rent before any one-time or non-recurring rent abatements and excludes operating expense reimbursements, power revenue and interconnection revenue. Leases expiring during 2018 include annualized rent of $16.8 million associated with lease terms currently on a month-to-month basis.

(3)	The office and light-industrial leases are scheduled to expire as follows:

	NRSF of	Annualized
	Expiring	Rent
Year	Leases	($000)
2018	62,149	$1,439
2019	48,729	1,145
2020	73,255	1,388
2021	30,671	935
2022	68,971	1,177
2023-Thereafter	150,793	4,142
Total OLI	434,568	$10,226

Quarter Ended December 31, 2017

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	15

Geographic and Vertical Diversification

Geographical Diversification

Percentage of Total Data
Metropolitan Market	Center Annualized Rent
San Francisco Bay	30.9%
Los Angeles	25.9
Northern Virginia	19.7
New York	7.3
Chicago	7.3
Boston	7.1
Denver	1.2
Miami	0.6
Total	100.0%

Vertical Diversification

Percentage of Total Data
Vertical	Center Annualized Rent
Enterprise	51.0%
Cloud	28.4
Network	20.6
Total	100.0%

Quarter Ended December 31, 2017

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	16

10 Largest Customers

10 Largest Customers (total portfolio, including data center and office and light-industrial)

								Weighted
					Percentage		Percentage	Average
			Number	Total	of Total	Annualized	of Total	Remaining
			of	Occupied	Operating	Rent	Annualized	Lease Term in
	CoreSite Vertical	Customer Industry	Locations	NRSF	NRSF(1)	($000)	Rent(2)	Months(3)
1	Cloud	Public Cloud	5	86,892	3.2%	$17,438	6.4%	99
2	Cloud	Public Cloud	11	293,085	10.6	16,295	6.0	55
3	Enterprise	Travel / Hospitality	3	103,959	3.8	15,257	5.6	25
4	Cloud	Private Cloud	2	115,811	4.2	10,903	4.0	62
5	Enterprise	SI & MSP	3	63,671	2.3	8,622	3.2	20
6	Enterprise	SI & MSP	3	16,421	0.6	5,951	2.2	11
7	Enterprise	SI & MSP	2	23,311	0.8	5,714	2.1	23
8	Network	Global Carrier	6	28,002	1.0	5,023	1.8	16
9	Cloud	Software as a Service	1	30,618	1.1	4,466	1.7	10
10	Enterprise	Digital Content	4	33,327	1.2	4,192	1.6	23
	Total/Weighted Average			795,097	28.8%	$93,861	34.6%	46

(1)	Represents the customer’s total occupied square feet divided by the total operating NRSF in the portfolio as of December 31, 2017.
(2)	Represents the customer’s total annualized rent divided by the total annualized rent in the portfolio as of December 31, 2017.
(3)	Weighted average based on percentage of total annualized rent expiring calculated as of December 31, 2017.

Quarter Ended December 31, 2017

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	17

Capital Expenditures and Completed

Pre-Stabilized Projects

(in thousands, except NRSF and cost per NRSF data)

Capital Expenditures and Repairs and Maintenance

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
Data center expansion(1)	$45,518	$46,282	$29,966	$22,644	$103,959
Non-recurring investments(2)	2,679	2,960	2,724	3,301	1,964
Tenant improvements	1,466	1,252	2,198	1,848	2,314
Recurring capital expenditures(3)	10,949	3,219	6,975	2,582	2,063
Total capital expenditures	$60,612	$53,713	$41,863	$30,375	$110,300

Repairs and maintenance expense(4)	$3,682	$4,476	$3,508	$3,109	$3,330

(1)

Data center expansion capital expenditures include new data center construction, development projects adding capacity to existing data centers and other revenue generating investments. Data center expansion also includes investment of Deferred Expansion Capital. During the three months ended December 31, 2016, we incurred $65.0 million to acquire the Reston Campus Expansion, a 21.75-acre light-industrial / flex office park suitable for data center development. During the three months ended September 30, 2017, we incurred $12.2 million to acquire a two acre land parcel adjacent to our existing Santa Clara campus, which we refer to as SV8.

(2)

Non-recurring investments include upgrades to existing data center or office space and company-wide improvements that are ancillary to revenue generation such as internal system development and system-wide security upgrades, which have a future economic benefit.

(3)

Recurring capital expenditures include required equipment upgrades within our operating portfolio, which have a future economic benefit. During the three months ended December 31, 2017, September 30, 2017, and June 30, 2017, we incurred $8.6 million, $0.3 million, and $3.0 million, respectively, or $11.9 million for the year ended December 31, 2017, associated with replacing our chiller plants at LA2 that we expect to generate a significant return on investment.

(4)

Repairs and maintenance expense is classified within property operating and maintenance expense in the consolidated statement of operations. These expenditures represent recurring maintenance contracts and repairs to operating equipment necessary to maintain current operations.

Completed Pre-Stabilized Projects

	Metropolitan				Cost Per	Percent	Percent
Projects/Facilities	Market	Completion	NRSF	Cost(1)	NRSF	Leased(2)	Occupied
VA2 Phase 3	Northern Virginia	Q1 2016	24,974	$12,286	$492	83.2%	80.9%
LA2	Los Angeles	Q2 2016	43,345	15,434	356	77.5	66.0
VA2 Phase 4	Northern Virginia	Q2 2016	24,440	13,706	561	52.0	45.5
SV7(3)	San Francisco Bay	Q4 2016	76,885	58,272	758	58.3	54.4
DE1	Denver	Q3 2017	4,341	6,206	1,430	60.6	53.6
BO1	Boston	Q4 2017	13,735	7,000	510	—	—
VA1	Northern Virginia	Q4 2017	3,087	1,263	409	—	—
Total completed pre-stabilized			190,807	$114,167	$598	60.0%	54.6%

(1)

Cost includes capital expenditures related to the specific project / phase and, for VA2, also includes allocations of capital expenditures related to land and building shell that were incurred during the first phase of each overall project.

(2)	Includes customer leases that have been signed as of December 31, 2017, but have not commenced. The percent leased is determined based on leased NRSF as a proportion of total pre-stabilized NRSF.
(3)

During Q4 2016, we completed development of SV7, which is comprised of three floors totaling 226,911 NRSF. Two of the three floors are 100% leased and occupied and are included in our stabilized operating NRSF in the Operating Properties table and the remaining floor totaling 76,885 NRSF is pre-stabilized as of December 31, 2017.

Quarter Ended December 31, 2017

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	18

Development Summary

(in thousands, except NRSF)

	Under Construction					Held for Development(1)
			Costs			Estimated
	Estimated		Incurred to-	Estimated	Percent			Power
Projects/Facilities	Completion	NRSF	Date	Total	Leased	NRSF	Total Cost	(Megawatts)

Data center expansion
BO1	—	—	$—	$—	—%	59,884	$32,200	4.5
DC2	Q3 2018	24,563	4,405	17,400	—	—	—	—
DE1	Q3 2018	15,630	127	7,500	—	—	—	—
LA1	—	—	—	—	—	10,352	1,250	0.5
LA2(2)	Q1 2018	47,338	43,647	45,200	78.6	29,770	10,000	3.0
LA2	Q1 2018	39,925	6,232	15,000	—	—	—	—
MI1	—	—	—	—	—	13,154	7,500	1.0
NY2 Phase 3-4	Q3 2018	18,121	169	6,000	—	69,176	51,000	7.0
NY2 Phase 5	—	—	—	—	—	47,211	35,000	5.0
Total		145,577	$54,580	$91,100	25.6%	229,547	$136,950	21.0
Deferred expansion capital		—	11,669	16,000	—	—	25,000 - 35,000	—
Total data center expansion		145,577	$66,249	$107,100	25.6%	229,547	$161,950 - 171,950	21.0

New development
CH2(3)	—	—	$—	$—	—%	175,000	$190,000 - 210,000	18.0
LA3	—	—	—	—	—	180,000	190,000 - 210,000	18.0
SV8	—	—	—	—	—	175,000	190,000 - 210,000	18.0
VA3
Phase 1A(4)	Q1/Q2 2018	24,922	16,523	22,300	—	—	—	—
Phase 1B & C(5)	Q4 2018	49,837	27,445	100,200	—	49,837	25,000 - 35,000	6.0
Future Phases(6)	—	—	—	—	—	486,476	320,000 - 400,000	48.0
Total new development		74,759	$43,968	$122,500	—%	1,066,313	$915,000 - 1,065,000	108.0

Total development(7)		220,336	$110,217	$229,600	16.9%	1,295,860	$1,076,950 - 1,236,950	129.0

(1)

These estimates are based on our current construction plans and expectations regarding entitlements. These estimates are subject to change based on current economic conditions, final zoning approvals, and the supply and demand dynamics of the market.

(2)	Includes a portion of the infrastructure costs that will support later phases of the development.
(3)

On January 29, 2018, we acquired a two-acre land parcel located in Chicago, Illinois, with a total real estate cost of $4.5 million. We plan to build a turn-key data center on the acquired land parcel, which we refer to as CH2, upon the receipt of necessary entitlements.

(4)	Includes a 24,922 NRSF computer room in addition to approximately 20,000 NRSF of office, meeting, and storage space built into an existing building.
(5)

As part of VA3 Phase 1B, we will build the shell of an 80,000 NRSF, 12 megawatt building, and a 77,000 NRSF centralized infrastructure building which will serve the entire VA3 property. Upon completion of VA3 Phase 1B, we will deliver 6 megawatts and 49,837 TKD NRSF. The centralized infrastructure building represents approximately $24 million of the estimated Phase 1B cost. The full construction of the 12 megawatt TKD building (Phase 1B and Phase 1C) will cost approximately $1,306 per NRSF, of which 6 megawatts is planned to be delivered with Phase 1C.

(6)

The Reston Campus Expansion project is estimated to deliver 611,000 NRSF of incremental data center capacity (of which 74,759 NRSF is under construction) across multiple phases with new buildings and as existing light-industrial / flex office leases expire and customers vacate. Based on our entitlement application, we believe we may be able to build an additional 286,000 NRSF for a total of 897,000 NRSF of incremental data center capacity. These estimates are subject to change based on current economic conditions, final zoning approvals, and the supply and demand dynamics of the market. The chart assumes the minimum expected zoning entitlement.

(7)

In addition to new development and incremental capacity in existing core and shell buildings, we have available acreage we own adjacent to our existing NY2 building in the form of an existing parking lot. By utilizing this land, we believe we can build approximately 100,000 NRSF of data center capacity in Secaucus, New Jersey, upon receipt of necessary entitlements.

Quarter Ended December 31, 2017

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	19

Market Capitalization and Debt Summary

(in thousands, except per share data)

Market Capitalization

	Shares or	Market Price /
	Equivalents	Liquidation Value as of	Market Value
	Outstanding	December 31, 2017	Equivalents
Common shares	34,241	$113.90	$3,900,029
Operating partnership units	13,836	113.90	1,575,959
Total equity			5,475,988
Total principal debt outstanding			944,500
Total enterprise value			$6,420,488

Net principal debt to enterprise value			14.6%

Debt Summary(1)

			Outstanding as of:
		Maturity	December 31,	December 31,
Instrument	Rate	Date(2)	2017	2016
Revolving credit facility (3)	3.11%	6/24/2019	$169,500	$194,000
2020 Senior unsecured term loan (4)	3.00	6/24/2020	150,000	150,000
2021 Senior unsecured term loan (3)	3.06	2/2/2021	100,000	100,000
2022 Senior unsecured term loan (5)	3.04	4/19/2022	200,000	100,000
2023 Senior unsecured notes	4.19	6/15/2023	150,000	150,000
2024 Senior unsecured notes	3.91	4/20/2024	175,000	—
Total principal debt outstanding			944,500	694,000
Unamortized deferred financing costs			(4,930)	(3,550)
Total debt			$939,570	$690,450
Weighted average interest rate	3.39%

Preferred stock (redeemed on December 12, 2017)(6)	7.25%	N/A	$—	$115,000
Total debt and preferred stock			$939,570	$805,450

Floating rate vs. fixed rate debt			52% / 48%	53% / 47%

(1)	See the filed Form 10-K for information on specific debt instruments.
(2)	The revolving credit facility agreement includes a one-time extension option, which, if exercised, would extend the maturity date to June 24, 2020.
(3)	The revolving credit facility and 2021 senior unsecured term loan interest rates are based on 1-month LIBOR at December 31, 2017, plus applicable spread.
(4)

Represents the effective interest rate as a result of the interest rate swap associated with $75 million in 1-month LIBOR variable rate debt and $75 million unhedged debt based on 1-month LIBOR plus applicable spread.

(5)

Represents the effective interest rate as a result of the interest rate swap associated with $50 million in 1-month LIBOR variable rate debt and $150 million unhedged debt based on 1-month LIBOR plus applicable spread.

(6)

On December 12, 2017, we redeemed all 4,600,000 shares of our 7.25% Series A cumulative redeemable preferred stock for $25.00 per share, plus all accrued and unpaid dividends in an amount equal to $0.292014 per share, for a total payment of $25.292014 per share.

Debt Maturities

Quarter Ended December 31, 2017

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	20

Interest Summary and Debt Covenants

(in thousands)

Interest Expense Components

	Three Months Ended			Year Ended
	December 31	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Interest expense and fees	$7,241	$6,840	$4,909	$25,753	$15,365
Amortization of deferred financing costs	445	445	369	1,676	1,333
Capitalized interest	(1,051)	(838)	(580)	(3,282)	(4,121)
Total interest expense	$6,635	$6,447	$4,698	$24,147	$12,577

Percent capitalized	13.7%	11.5%	11.0%	12.0%	24.7%

Debt Covenants

	Revolving Credit Facility and Senior Unsecured Term Loans and Notes
		December 31,		September 30,		June 30,		March 31,		December 31,
	Required Compliance	2017		2017		2017		2017		2016

Fixed charge coverage ratio	Greater than 1.70x	6.5	x	7.4	x	7.6	x	8.6	x	8.0	x
Total indebtedness to gross asset value	Less than 60%	26.7%		23.8%		23.6%		22.4%		23.3%
Secured debt to gross asset value	Less than 40%	—%		—%		—%		—%		—%
Unhedged variable rate debt to gross asset value	Less than 30%	13.9%		10.3%		9.8%		12.2%		12.3%

Revolving credit facility availability		$350,000		$350,000		$350,000		$350,000		$350,000
Borrowings outstanding		(169,500)		(19,000)		—		(223,000)		(194,000)
Outstanding letters of credit		(4,879)		(3,480)		(4,480)		(4,480)		(4,480)
Current availability		$175,621		$327,520		$345,520		$122,520		$151,520

Quarter Ended December 31, 2017

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	21

Components of Net Asset Value (NAV)

(in thousands)

Cash Net Operating Income

Reconciliation of Net Operating Income (NOI)	Q4 2017	Annualized
Operating Income	$33,667	$134,668
Adjustments:
Depreciation and amortization	32,629	130,516
General and administrative (includes litigation expenses)	10,157	40,628
Transaction costs	37	148
Net Operating Income	$76,490	$305,960

Cash Net Operating Income (Cash NOI)
Net Operating Income	$76,490	$305,960
Adjustments:
Straight-line rent	(677)	(2,708)
Amortization of above and below-market leases	(170)	(680)
Cash NOI	$75,643	$302,572

Cash NOI with backlog (91.1% leased)(1)	$78,266	$313,064
Cash stabilized NOI (93% leased)	$79,898	$319,592

Development Projects

Data Center Projects Under Construction
TKD construction in progress(2)	$98,548
Remaining spend(2)	115,052
Total	$213,600

Targeted annual yields	12 - 16%
Annualized pro forma NOI range	$25,600 - 34,200

Deferred Expansion Capital in progress	$11,669
Remaining spend(3)	4,331
Total	$16,000

Other Assets and Liabilities

Other Assets
Remaining construction in progress(4)	$52,686
Cash and cash equivalents	5,247
Accounts and other receivables	28,875
Other tangible assets	31,009
Total other assets	$117,817

Liabilities
Principal debt	$944,500
Accounts payable, accrued and other liabilities	112,037
Accrued dividends and distributions	48,976
Total liabilities	$1,105,513

Weighted average common shares and units - diluted	47,981

(1)	Cash NOI with backlog is adjusted to include one quarter of the cash backlog as of December 31, 2017, less any leasing of currently occupied NRSF and data center projects under development.
(2)	Does not include spend associated with leasing commissions. See page 19 for further breakdown of data center projects under construction.
(3)	Does not include spend associated with future Deferred Expansion Capital.
(4)

Represents the book value of in-progress capital projects, including land and shell building, of future data center expansion, non-recurring investments, tenant improvements and recurring capital expenditures.

Quarter Ended December 31, 2017

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	22

2018 Guidance

(in thousands, except per share data)

The annual guidance provided below represents forward-looking projections, which are based on current economic conditions, internal assumptions about our existing customer base and the supply and demand dynamics of the markets in which we operate. Please refer to the press release for additional information on forward-looking statements.

Projected per share and OP unit information:		2018			Implied
	Low	High	Mid	2017	Growth(1)
Net income attributable to common shares	$2.15	$2.27	$2.21	$1.84	20.4%
Real estate depreciation and amortization	2.77	2.77	2.77	2.77
Original issuance costs associated with redeemed preferred stock	—	—	—	(0.09)
FFO , as adjusted	$4.92	$5.04	$4.98	$4.52	10.2%

Projected operating results:
Total operating revenues	$535,000	$545,000	$540,000	$481,821	12.1%
General and administrative expenses	38,000	40,000	39,000	37,548	3.9%

Net Income	$103,743	$109,527	$106,635	100,491	6.1%
Depreciation and amortization	137,847	137,847	137,847	129,251	6.7%
Other adjustments(2)	49,410	48,626	49,018	33,464	46.5%
Adjusted EBITDA	$291,000	$296,000	$293,500	263,206	11.5%

Guidance drivers:
Annual rental churn rate	6.0%	8.0%	7.0%	5.5%
Cash rent growth on data center renewals	3.0%	5.0%	4.0%	3.4%

Capital expenditures:
Data center expansion	$228,000	$263,000	$245,500	$144,410
Non-recurring investments	7,500	12,500	10,000	11,664
Tenant improvements	2,000	7,000	4,500	6,764
Recurring capital expenditures	12,500	17,500	15,000	23,725
Total capital expenditures	$250,000	$300,000	$275,000	$186,563

(1)	Implied growth is based on the midpoint of 2018 guidance.
(2)	Refer to the appendix for the adjustments made to net income to calculate adjusted EBITDA.

The following assumptions are included in CoreSite’s 2018 guidance:

1.	Interconnection revenue growth – CoreSite expects the 2018 growth rate to be between 11% and 14%, correlating to interconnection revenue in the range of $69-$71 million.
2.

Adjusted EBITDA margin – CoreSite’s guidance for adjusted EBITDA implies adjusted EBITDA margin of approximately 54.4% based on the midpoint of guidance, and revenue flow-through to adjusted EBITDA of approximately 52%.

3.

New accounting standards – CoreSite’s 2018 guidance of FFO per share reflects the company’s adoption of two new accounting standards – revenue recognition and lease accounting, which are cumulatively expected to reduce FFO per share by approximately $0.06, inclusive of the impact from accelerated straight-line rent expense.

4.

Financing transaction – CoreSite expects to add incremental debt financing, the majority of which is expected to be completed during the first half of 2018, to fund its development pipeline. Timing, pricing, and type of debt instrument are dependent on market conditions and CoreSite has targeted a total issuance amount of approximately $225 million-$300 million.

5.

GAAP backlog – CoreSite’s projected annualized GAAP rent from signed but not yet commenced leases was $13.2 million as of December 31, 2017. CoreSite expects substantially all of the GAAP backlog to commence during the first half of 2018.

6.

Capitalized interest – CoreSite expects the percentage of interest capitalized in 2018 to be in the range of 12%-18%, slightly elevated compared to the 2017 level based on CoreSite’s expectations regarding its development pipeline.

7.	Commencements – CoreSite expects lease commencements of approximately $40 million in annualized GAAP rent in 2018.

Quarter Ended December 31, 2017

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	23

Appendix

Definitions

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. Our definition and calculation of non-GAAP financial measures may differ from those of other Real Estate Investment Trusts (“REITs”) and therefore may not be comparable. The non-GAAP measures should not be considered an alternative to net income as an indicator of our performance and should be considered only a supplement to net income, cash flows from operating, investing or financing activities as measures of profitability and/or liquidity, computed in accordance with GAAP.

Adjusted Funds From Operations “AFFO” is a non-GAAP measure that is used as a supplemental operating measure specifically for comparing year over year ability to fund dividend distribution from operating activities.  We use AFFO as a basis to address our ability to fund our dividend payments. AFFO is calculated by adding to or subtracting from FFO:

1.	Plus: Amortization of deferred financing costs
2.	Plus: Non-cash compensation
3.	Plus: Non-real estate depreciation
4.	Plus: Impairment charges
5.	Plus: Below market debt amortization
6.	Plus: Original issuance costs associated with redeemed preferred stock
7.	Less: Straight line rents adjustment
8.	Less: Amortization of above and below market leases
9.	Less: Recurring capital expenditures
10.	Less: Tenant improvements
11.	Less: Capitalized leasing costs

Capitalized leasing costs consist of commissions payable to third parties, including brokers, leasing agents, referral agents, and internal sales commissions payable to employees. Capitalized leasing costs are accrued and deducted from AFFO generally in the period the lease is executed. Leasing costs are generally paid a) to third party brokers and internal sales employees 50% at customer lease signing and 50% at lease commencement and b) to referral and leasing agents monthly over the lease term as and to the extent we receive payment from the end customer.

AFFO is not intended to represent cash flow from operations for the period, and is only intended to provide an additional measure of performance by adjusting for the effect of certain items noted above included in FFO. Other REITs widely report AFFO, however, other REITs may use different methodologies for calculating AFFO and, accordingly, our AFFO may not be comparable to other REITs.

Annualized Rent

Monthly contractual rent under existing commenced customer leases as of quarter-end, multiplied by 12. This amount reflects total annualized base rent before any one-time or non-recurring rent abatements and excludes power revenue, interconnection revenue and operating expense reimbursement.

Quarter Ended December 31, 2017

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	24

Appendix

Data Center Leasing Metrics

•

Rental Churn Rate – represents data center leases which are not renewed or are terminated during the period. Rental churn is calculated based on the annualized rent of data center expired leases terminated in the period, compared with total data center annualized rent at the beginning of the period.

•

Cash and GAAP Rent Growth – represents the increase in rental rates on renewed data center leases signed during the period, as compared with the previous rental rates for the same space. Cash and GAAP rent growth are calculated based on annualized rent from the renewed data center lease compared to annualized rent from the expired data center lease.

Data Center Net Rentable Square Feet (“NRSF”)

Both occupied and available data center NRSF includes a factor based on management’s estimate of space to account for a customer’s proportionate share of required data center support space (such as the mechanical, telecommunications and utility rooms) and building common areas, which may be updated on a periodic basis to reflect the most current build-out of our properties.

Deferred Expansion Capital

As we construct data center capacity, we work to optimize both the amount of the capital we deploy on power and cooling infrastructure and the timing of that capital deployment; as such, we generally construct our power and cooling infrastructure supporting our data center NRSF based on our estimate of customer utilization. This practice can result in our investment at a later time in Deferred Expansion Capital. We define Deferred Expansion Capital as our estimate of the incremental capital we may invest in the future to add power or cooling infrastructure to support existing or anticipated future customer utilization of NRSF within our operating data centers. From time to time, we may revise our estimate of Deferred Expansion Capital as well as the potential time period during which we may invest it. See the Data Center Projects Under Construction and Held for Development tables for more detail.

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA –

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA by adding our non-cash compensation expense, transaction costs from unsuccessful deals and business combinations and litigation expense to EBITDA as well as adjusting for the impact of impairment charges, gains or losses from sales of property and undepreciated land and gains or losses on early extinguishment of debt. Management uses EBITDA and adjusted EBITDA as indicators of our ability to incur and service debt. In addition, we consider EBITDA and adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDA and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.

Quarter Ended December 31, 2017

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	25

Appendix

Funds From Operations (“FFO”) is a supplemental measure of our performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and undepreciated land and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. FFO attributable to common shares and units represents FFO less preferred stock dividends declared during the period.

Our management uses FFO as a supplemental performance measure because, by excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

We offer this measure because we recognize that investors use FFO as a basis to compare our operating performance with that of other REITs. However, the utility of FFO as a measure of our performance is limited because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income.

Monthly Recurring Revenue per Cabinet Equivalent

Represents the turn-key monthly recurring colocation revenue (“MRR”) per cabinet equivalent billed. We define MRR as recurring contractual revenue under existing commenced customer leases.  MRR per cabinet equivalent is calculated as (current quarter MRR/3) divided by ((quarter-end cabinet equivalents billed plus prior quarter-end cabinet equivalents billed)/2). Cabinet equivalents are calculated as cage-usable square feet (turn-key leased NRSF/NRSF factor) divided by 25.

Quarter Ended December 31, 2017

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	26

Appendix

Net Operating Income (“NOI”) and Cash NOI – NOI, and cash NOI are supplemental measures for the operating performance of the company’s portfolio. NOI is operating revenues less operating expenses adjusted for items such as depreciation and amortization, general and administrative expenses, transaction costs from unsuccessful deals and business combinations and litigation expenses. Cash NOI is NOI less straight-line rents and above and below market rent amortization.

NRSF Held for Development

Represents incremental data center capacity that may be constructed in existing facilities that requires significant capital investment in order to develop new data center facilities. The data represents management's best estimate of incremental costs based on estimated NRSF and power design and are subject to market conditions and build-out specifications and may vary.

NRSF Under Construction

Represents NRSF for which substantial activities are ongoing to prepare the property for its intended use following development. The NRSF reflects management’s estimate of engineering drawings and required support space and is subject to change based on final demising of space. TKD estimated development costs include two components: 1) general construction to ready the NRSF as data center space and 2) power, cooling and other infrastructure to provide the designed amount of power capacity for the project. Following development completion, incremental capital, referred to as Deferred Expansion Capital, may be invested to support existing or anticipated future customer utilization of NRSF within our operating data centers.

Turn-Key Same-Store

Includes turn-key data center space that was leased or available to be leased to our colocation customers as of December 31, 2015, at each of our properties, and excludes powered shell data center space, office and light-industrial space and space for which development was completed and became available to be leased after December 31, 2015. The turn-key same-store space as of December 31, 2015, is 1,360,068 NRSF.  We track same-store on a computer room basis within each data center facility.

Stabilized and Pre-Stabilized NRSF

Data center projects and facilities that recently have been developed and are in the initial lease-up phase are classified as pre-stabilized NRSF until they reach 85% occupancy or have been in service for 24 months. Pre-stabilized projects and facilities become stabilized operating properties at the earlier of achievement of 85% occupancy or 24 months after development completion and are included in the stabilized operating NRSF.

Quarter Ended December 31, 2017

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	27